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
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
                            APPLIED MATERIALS, INC.
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                (Name of Registrant as Specified In Its Charter)

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                      [APPLIED MATERIALS, INC. LETTERHEAD]



March 26, 1999

Dear Applied Materials Stockholder:

     By now, you have received considerable information concerning the State of Wisconsin Investment Board's proposal to amend our Company's bylaws. Since the purpose of your voting guidelines is to assist you in making voting decisions that maximize stockholder value, we ask that you make your decision concerning this proposal based upon the following specific circumstances regarding our
Company:

     o Our stockholder rights plan is our most effective defense against an unsolicited, lowball or unfair offer.

     o We believe that the Company's excellent financial performance to date establishes our Board of Directors' commitment to maximizing value for our stockholders. A FORTUNE magazine survey of Fortune 500 companies for the ten year period from 1987 through 1997 ranked the Company FIRST based on growth in earnings per share and TENTH based on highest total return to investors.

     o As we have for many years, our Board will ensure that independent, outside directors continue to represent a majority of the Board. Qualified independent directors like ours are free of any conflicts of interest which might preclude them from acting in the best interest of stockholders in the face of a takeover bid.

     o If we extend our existing rights plan or adopt a new plan, we intend to include "shareholder friendly" Three-Year Independent Director Evaluation ("TIDE") provisions. The increased and active role which our independent directors would play as to any rights plan with TIDE provisions addresses stockholder concerns that the plan could be used improperly to entrench management or block an offer which is in the stockholders' best interest.

     o We believe that stockholder approval requirements, chewable provisions and referendum mechanisms undermine two important advantages a stockholder rights plan like ours provides:

          - First, rights plans like ours encourage a would-be acquiror to negotiate with the board of directors. Through such negotiations, the board has the opportunity to obtain the highest possible price for the company should the company be sold to this acquiror or someone else.

          - Second, rights plans like ours enable the board of directors to develop and implement alternatives to a takeover bid which maximize value for stockholders.
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     o    Additionally, a requirement for a stockholder vote on a rights plan or a takeover bid would impair the Board's ability to maximize stockholder value by:

          - Giving the hostile raider no reason to negotiate an offer, no matter how lowball or coercive or inadequate;

          - Encouraging stockholders -- especially short term speculative investors who buy stocks in companies "in play" -- to favor the hostile raider's first offer; and

          - Restricting your Board's ability and limiting its time to develop alternatives before a vote is taken.

     o Lastly, your Board believes, based upon the opinion of the Company's counsel, that the proposed binding bylaw amendment would be invalid under Delaware law.

                                * * * * * * * *

     The real issue raised by SWIB's proposal is: what is the best way to maximize value for all Applied Materials stockholders in the event we receive a takeover bid?

                   IN THIS REGARD, WE FAVOR A NEW RIGHTS PLAN
                    WITH TIDE PROVISIONS. WE HOPE YOU AGREE.
                 PLEASE VOTE AGAINST THE STOCKHOLDER PROPOSAL.

Sincerely,


James C. Morgan